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                                                                     Exhibit 4.8

                                VOTING AGREEMENT

THIS AGREEMENT is made as of the 13th day of December, 2005, among CoolBrands International Inc. ("CoolBrands"), Integrated Brands, Inc., the Serruya Family Trust (the "Serruya Trust"), 1082272 Ontario Inc. ("1082272"), the Estate of Richard Smith (the "Smith Estate"), David M. Smith, David J. Stein, Aaron Serruya and Michael Serruya.

WHEREAS:

A. CoolBrands' authorized capital consists of 200,000,000 subordinate voting shares (the "Subordinate Voting Shares") and 200,000,000 multiple voting shares (the "Multiple Voting Shares") (the Subordinate Voting Shares and Multiple Voting Shares collectively referred to herein as the "Shares") of which, as at the date hereof, there are 6,028,865 Multiple Voting Shares and 50,004,068 Subordinate Voting Shares issued and outstanding;

B. The Serruya Trust, 1082272, the Smith Estate, David M. Smith and David J. Stein, Aaron Serruya and Michael Serruya (collectively, the "Principal Shareholders") beneficially own or control, directly or indirectly, an aggregate of 5,986,043 Multiple Voting Shares and 120,449 Subordinate Voting Shares, as more specifically set out in the following table:

                              Number of Multiple Voting Shares
                                    beneficially owned or        Number of Subordinate Voting Shares
                                  controlled, directly or         beneficially owned or controlled,
    Name of Shareholder                   indirectly                    directly or indirectly
---------------------------   --------------------------------   -----------------------------------
 The Serruya Family Trust                  155,031                                -
   1082272 Ontario Inc.                   4,078,301                               -
The Estate of Richard Smith               1,419,467                             8,300
      David M. Smith                       288,106                                -
      David J. Stein                       45,138                                 -
       Aaron Serruya                          -                                 56,149
      Michael Serruya                         -                                 56,000

C. The parties have determined that it is desirable to continue the CoolBrands under the Canada Business Corporations Act (the "Continuance");

D. The parties have determined that it would be desirable to simplify the capital structure of CoolBrands by CoolBrands (1) creating a new class of shares unlimited in number and designated as common shares ("Common Shares"), (2) changing each issued and outstanding Subordinate Voting Share and each Multiple Voting Share into one Common Share, (3) cancelling all authorized and




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      unissued Subordinate Voting Shares and Multiple Voting Shares in the
      capital of the Corporation, and (4) removing all of the rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares and Multiple Voting Shares such that the authorized capital consists of an unlimited number of Common Shares. For purposes of this agreement, the "Share Capital Restructuring" means, collectively, the steps referred to in this paragraph;

E. In order to effect the Share Capital Restructuring, CoolBrands must obtain the approval of the holders of the Multiple Voting Shares and Subordinate Voting Shares, such approval to be by way of passage of a special resolution of each such class of Shares authorizing the Share Capital Restructuring (the "Share Capital Restructuring Resolution"), in substantially the form attached hereto as Schedule A;

F. In connection with the Share Capital Restructuring, it is desirable that the trust agreement among Richard E. Smith, David M. Smith, David J. Stein, Michael Serruya, Aaron Serruya, 1082272, the Serruya Trust, Yogen Fruz World-Wide Incorporated and the Chase Manhattan Bank dated March 18, 1998 (the "Trust Agreement") be terminated on the date that the Share Capital Restructuring is effective; and

G. In connection with the Share Capital Restructuring, it is desirable that the board representation agreement among Integrated Brands Inc., Yogen Fruz World-Wide Inc., Richard E. Smith, David M. Smith, David J. Stein, Michael Serruya, Aaron Serruya, 1082272 and the Serruya Trust amended and restated as of January 15, 1998, as further amended from time to time (the "Board Representation Agreement") be terminated on the date that the Share Capital Restructuring is effective.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. The Serruya Trust, 1082272, the Smith Estate, Smith, David J. Stein, Aaron Serruya and Michael Serruya each agree to vote all Shares beneficially owned or controlled, directly or indirectly, including those Shares described in recital B to this Agreement and any further Shares acquired or held, directly or indirectly, by each of them at any and all annual and/or special meetings of the shareholders of CoolBrands, including any adjournments thereof, in favour of the Continuance and in favour of the Share Capital Restructuring Resolution and otherwise in a manner consistent with and in support of the effecting of Share Capital Restructuring.




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                                      - 3 -

2. In order to give effect to section 1 hereof, each of the Serruya Trust, 1082272, the Smith Estate, David M. Smith, David J. Stein, Aaron Serruya and Michael Serruya shall complete and execute one or more proxy(ies) in such form(s), on such terms and at such time(s) as directed by CoolBrands and shall deliver such completed proxy(ies) to CoolBrands within the time limits specified by CoolBrands to permit the Shares represented by such proxy(ies) to be voted at any meeting of the shareholders of CoolBrands.

3. Each of the Serruya Trust, 1082272, the Smith Estate, David M. Smith, David J. Stein, Aaron Serruya and Michael Serruya agree not to exercise any rights, statutory or otherwise, to revoke any proxy delivered pursuant to section 2 hereof, except with the prior written consent of CoolBrands.

4. Notwithstanding the terms of the Trust Agreement, the parties hereto agree that the Trust Agreement shall be terminated on the date on which articles of amendment in respect of the Share Capital Restructuring have become effective (the "Effective Date"), and they each agree to execute a termination agreement to give effect to such termination.

5. Notwithstanding the terms of the Board Representation Agreement, the parties hereto agree that (i) the Board Representation Agreement shall be terminated on the Effective Date, and they each agree to execute a termination agreement to give effect to such termination; and (ii) from the date hereof until the termination of the Board Representation Agreement, all nominations for membership on the board of directors of CoolBrands made by CoolBrands in its management proxy circular or otherwise shall be made by the Corporate Governance Committee of the board of directors of CoolBrands.

6. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the intent of this Agreement or as any of the parties may reasonably request in order to carry out the transactions contemplated herein.

7. This Agreement sets forth the entire agreement among the parties hereto pertaining to the specific subject matter hereof and replaces and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.




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8.    This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives.

9. Each party hereto intends that this Agreement or any agreement entered into pursuant to this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the parties hereto, and no person, other than the parties hereto, shall be entitled to rely on the provisions hereof or any agreement entered into pursuant hereto in any action, proceeding, hearing, or other forum.

10. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario.




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                                      - 5 -

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

                                        COOLBRANDS INTERNATIONAL INC.

                                        Per:  "Robert E. Baker"
                                              ----------------------------------
                                              Name: Robert E. Baker

                                              Title: Lead Director

                                        INTEGRATED BRANDS, INC.

                                        Per:  "David Stein"
                                              ----------------------------------
                                              Name: David Stein

                                              Title:

                                        THE SERRUYA FAMILY TRUST

                                        Per:  "Michael Serruya"
                                              ----------------------------------
                                              Name: Michael Serruya

                                              Title: Trustee

                                        Per:  "Sam Serruya"
                                              ----------------------------------
                                              Name: Sam Serruya

                                              Title: Trustee

                                        1082272 ONTARIO INC.

                                        Per:  "Michael Serruya"
                                              ----------------------------------
                                              Name: Michael Serruya

                                              Title:

                                        THE ESTATE OF RICHARD SMITH

                                        Per: "Susan J. Smith"
                                        ----------------------------------------
                                        Name: Susan J. Smith

                                        Title: Executor




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              "Signed"                  "David M. Smith"
-----------------------------------     ----------------------------------------
Witness                                 David M. Smith

              "Signed"                  "David J. Stein"
-----------------------------------     ----------------------------------------
Witness                                 David J. Stein

              "Signed"                  "Aaron Serruya"
-----------------------------------     ----------------------------------------
Witness                                 Aaron Serruya

              "Signed"                  "Michael Serruya"
-----------------------------------     ----------------------------------------
Witness                                 Michael Serruya




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                                      - 7 -

                                   Schedule A

                 Text of Share Capital Restructuring Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. CoolBrands International Inc. (the "Corporation") is hereby authorized, following the time that the Corporation is continued under the Canada Business Corporations Act (the "Act"), to amend the articles of the Corporation by:

      (a) increasing the authorized capital of the Corporation by creating a new class of shares, unlimited in number, designated as Common Shares;

      (b) changing each issued and outstanding subordinate voting share and each issued and outstanding multiple voting share into one of the Common Shares created hereby;

      (c) decreasing the authorized capital of the Corporation by cancelling all authorized and unissued subordinate voting shares and multiple voting shares in the capital of the Corporation;

      (d) removing all of the rights, privileges, restrictions and conditions attaching to the subordinate voting shares and multiple voting shares;

      (e) declaring that the authorized capital of the Corporation, after giving effect to the foregoing, shall consist of an unlimited number of Common Shares; and

      (f) by making such conforming amendments to the certificate and articles as may be required to reflect the foregoing resolution.

2. Upon articles of amendment having become effective (the "Effective Date") in accordance with the Act, the articles of the Corporation are hereby amended accordingly.

3. The termination, as at the Effective Date, of the trust agreement among Richard E. Smith, David M. Smith, David J. Stein, Michael Serruya, Aaron Serruya, 1082272 Ontario Inc., The Serruya Family Trust, Yogen Fruz World-Wide Incorporated and the Chase Manhattan Bank dated March 18, 1998 is hereby approved.

4. Any director or officer of the Corporation be and he or she is hereby authorized and directed on behalf of the Corporation to deliver articles of amendment in duplicate to the Director under the Act and to sign and




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      execute all documents and do all things necessary or advisable in connection with the foregoing, provided that such director or officer shall cause the articles of amendment to be effective on May 31, 2007 or such earlier date as may be determined by unanimous consent of the independent directors of the Corporation in their discretion.